Exhibit 10.4

Abri SPAC I, Inc.

9663 Santa Monica Blvd., No. 1091

Beverly Hills, CA 90210

August 9, 2021

Abri Ventures I, LLC

9663 Santa Monica Blvd., No. 1091

Beverly Hills, CA 90210

Ladies and Gentlemen:

This letter will confirm our agreement that, commencing on the effective date (the “Effective Date”) of the registration statement (the “Registration Statement”) for the initial public offering (the “IPO”) of the securities of Abri SPAC I, Inc. (the “Company”) and continuing until the earlier of (i) the consummation by the Company of an initial business combination or (ii) the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”), Abri Ventures I, LLC. (the “Sponsor”) shall make available to the Company certain office space, utilities and secretarial and administrative support as may be required by the Company from time to time, situated at 9663 Santa Monica Blvd., No. 1091, Beverly Hills, CA 90210 (or any successor location). In exchange therefor, the Company shall pay the Sponsor the sum of $10,000 per month on the Effective Date and continuing monthly thereafter until the Termination Date; provided, however, that the Company may delay payment of such monthly fee upon a determination by the audit committee of the board of directors of the Company that the Company lacks sufficient funds held outside of the Trust Account (as defined below) to pay actual or anticipated expenses in connection with an initial business combination. Any such unpaid amount shall accrue without interest and either be due and payable no later than the date of the Company’s initial business combination or at the Sponsor’s option, treated as working capital loans and be convertible into warrants on terms identical to the private warrants. If the Company does not consummate an initial business combination, any accrued and unpaid amounts hereunder shall be forgiven. The Sponsor hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies that may be set aside in a trust account (the “Trust Account”) to be established upon the consummation of the IPO (the “Claim”) and hereby waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement constitutes the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of law principles.

[Signature Page Follows]

Very truly yours,

Abri SPAC I, Inc.

By:	/s/ Jeffrey Tirman
Name:	Jeffrey Tirman
Title:	Chief Executive Officer

Acknowledged and Agreed:

ABRI VENTURES I, LLC

By:	Abri Ventures I, LLC

By:	/s/ Jeffrey Tirman
Name:	Jeffrey Tirman
Title:	Managing Member

[Signature Page to Administrative Services Agreement]